Frequently Asked Questions About Recent CFPB Civil Lawsuit The Consumer Financial Protection Bureau (CFPB) has filed a civil lawsuit against Fifth Third alleging that we opened unauthorized accounts for our customers. While we respect and value the important role that the CFPB plays in protecting consumers, we believe a civil suit is unnecessary and unwarranted. What we DO: What we DON’T do: Reward quality – not quantity – when it comes to our customer relationships and accounts Reward the opening of unauthorized accounts Set employee performance goals that can be met through any combination of products or services Impose mandatory, product-specific sales quotas “Claw back” incentive compensation credit after 90 days if bank accounts are merely opened and not used Employ lax oversight of account usage Train employees to report any potential violation of law or policy Discipline employees for opening too few accounts Deter indiscriminate account openings by making incentives modest and a very small part of compensation Encourage quantity over quality of accounts Does Fifth Third agree with the allegations in the CFPB’s lawsuit? We respect and value the important role the CFPB plays in protecting consumers, but in this case we’re confident that Fifth Third’s policies were consistent with our commitment to putting customers first. Importantly, the CFPB has not informed us of any unauthorized accounts during the seven-year period in question (2010 - 2016) beyond those that Fifth Third already identified and resolved on its own years ago. We believe this civil suit is unnecessary and unwarranted. The Bank will defend itself vigorously and is confident in the outcome. Exhibit 99.3

Does Fifth Third encourage employees to open unauthorized accounts? No. We reward quality – not quantity – when it comes to our customer relationships and accounts. We do not reward employees for opening unauthorized accounts, and we do not use the controversial compensation practices that have been employed by other financial institutions, such as mandatory sales quotas and product-specific targets, threats of employee discipline, or lax oversight of account usage. Is it true that unauthorized accounts were created for some Fifth Third customers? Limited instances of employee misconduct, involving fewer than 1,100 accounts out of more than 10 million – or approximately 0.01 percent of those opened during the seven-year period in question – were identified and resolved by Fifth Third years ago. In nearly all of those cases, this took place before the CFPB even began its investigation. Approximately 0.01% I’m a Fifth Third customer, does this affect me? The limited instances we identified have been resolved. However, if you have questions about your account, please contact a Fifth Third Customer Service Professional to file a report at 800-972-3030, Monday through Friday 7 AM – 8 PM and Saturday 8:30 AM – 5 PM ET. What actions has Fifth Third taken to address this issue? Fifth Third puts customers first, and that is reflected in our sales practices. We monitor and investigate potential instances of misconduct by employees and take decisive action to discipline employees when we confirm misconduct. When these events occurred, we identified the problem and resolved it entirely, including waiving or reimbursing less than $30,000 in improper customer charges. In nearly all of those cases, this took place before the CFPB even began its investigation. We waived or reimbursed improper charges – a total of less than $30,000 in improper charges during the seven-year period in question

What are you doing to protect me against issues like this? We strive to support an employee culture that puts customers first and promotes fair and excellent customer service. Retail employees earn incentive credit for the quality and longevity of accounts and customer satisfaction rather than quantity. Fifth Third has proactively implemented safeguards to deter and identify unauthorized accounts across product lines. Since 2016, Fifth Third has sent automatic email notifications to customers when a new bank account is opened in their name and calls customers who have not activated credit cards shortly thereafter. In 2017, the Bank implemented an electronic consent solution that requires customers to enter a unique PIN sent to their mobile phone before an account can be opened. Approximately 80% of account openings in branches use this system. As part of the Consultative Sales Process initiated in 2012, employees are trained to follow up on a regular basis after a customer adds a new product or service. We are always working to improve. In recent years, we have invested approximately $200 million in personnel and technology to enhance this compliance framework. How do you notify customers whose accounts have been affected by alleged sales practice misconduct? Outreach to customers regarding notification of and remediation for unauthorized employee misconduct is addressed through Bank Protection, the Office of the President, Customer Experience, and Disputes. Those departments determine, in each individual case, the appropriate customer response for unauthorized employee misconduct. How does Fifth Third compensate retail employees? Our employee compensation puts the customer first and rewards quality – not quantity. Approximately 90% of a retail employee’s compensation is salary. Of the remaining part, only a small percentage is based on sales performance. And since 2018, we have eliminated account openings entirely as a factor and instead focus on customer satisfaction and revenue metrics. 90% of employee compensation is salary-based